Filed Pursuant to Rule 433
Registration Statement No. 333-259205

Key Terms (Subject to Change):
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78016NQD2
Trade Date:	July 31, 2023
Issue Date:	August 3, 2023
Valuation Date:	July 31, 2025
Maturity Date:	August 5, 2025
Reference Assets:	SPDR® S&P® Homebuilders ETF, Financial Select Sector SPDR® Fund, Utilities Select Sector SPDR® Fund
Lesser Performing Reference Asset:	The Reference Asset with the lowest Underlying Return between the Trade Date and the Valuation Date
Observation Dates and Coupon Payment Dates:	Monthly, beginning in August 2023
Call Observation Dates:	Quarterly, beginning in January 2024
Contingent Coupon Rate:	11.50% per annum. The Contingent Coupon will be paid on each Coupon Payment Date if the closing price of each Reference Asset is greater than or equal to its Coupon Barrier.
Call Feature:
On each Call Observation Date, the Notes will be automatically called for 100% of their principal amount, plus the applicable Contingent Coupon, if the closing price of each Reference Asset is greater than or equal to its Initial Price.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Call Observation Date.
Coupon Barriers:	For each Reference Asset, 70% of its Initial Price.
Trigger Prices:	For each Reference Asset, 60% of its Initial Price.
Payment at Maturity:
If the Notes are not previously called, the investor will receive at maturity, for each $1,000 in principal amount:
●          If the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Coupon Barrier, $1,000 plus the Contingent Coupon due at maturity.
●         If the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Trigger Price but less than its Coupon Barrier, $1,000 (the investor will not receive Contingent Coupon at maturity).
●          If the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, a cash payment equal to: $1,000 + ($1,000 x Underlying Return of the Lesser Peforming Reference Asset)
In this case investors will lose some or all of the principal amount and will not receive the Contingent Coupon at maturity.

Initial Price:	For each Reference Asset, its closing price on the Trade Date.
Final Price:	For each Reference Asset, its closing price on the Valuation Date.
Product Characteristics
•	If each Reference Asset closes at or above its Coupon Barrier as of a given Observation Date, the Notes will pay the Contingent Coupon on the applicable Coupon Payment Date.
•
If the closing price of each Reference Asset on any quarterly Call Observation Date (beginning in January 2024) is at or above its Initial Price, the Notes will be automatically called at the principal amount plus the Contingent Coupon on the applicable Call Settlement Date.

•	If the Notes are not automatically called and the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Trigger Price, the Notes will pay the principal amount.
•	If the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, you could lose your entire investment.
Hypothetical Scenario Analysis
DETERMINING PAYMENT FOR EACH OBSERVATION DATE

You will not receive the relevant Contingent Coupon for the applicable Observation Date.

DETERMINING PAYMENT AT MATURITY

You will lose 1% of the principal amount of your Notes for each 1% decrease in the price of the Lesser Performing Reference Asset.
Investors could lose some or all of their investment at maturity if there has been a decline in the price of the Lesser Performing Reference Asset.
Key Product Risks
•
This investment may result in a loss of up to 100% of principal. If the Notes are not automatically called and the Final Price of the Lesser Performing Reference Asset is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decrease in the closing price of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date.

•
The Notes do not guarantee the payment of any Contingent Coupons over their term. You will not receive the Contingent Coupon in respect of any monthly Observation Date where the closing price of one or more of the Reference Assets is less than its Coupon Barrier.

•	The return potential of the Notes is limited to the Contingent Coupons, and you will not participate in any appreciation in the prices of the Reference Assets, which may be significant.
•
Although the return on the Notes will be based on the performance of the Reference Assets, the payment of any amount due on the Notes is subject to RBC’s credit risk. Investors are dependent on RBC’s ability to pay all amounts due on the Notes.

•	Please see next page for additional risks.

Product Risks
•	You may receive less than the principal amount at maturity.
•	You may not receive any Contingent Coupons.
•	The Notes are subject to an automatic call.
•	The Notes are linked to the Lesser Performing Reference Asset, even if the other Reference Assets perform better.
•
Your payment on the Notes will be determined by reference to each Reference Asset individually, not to a basket, and the Payment at Maturity will be based on the performance of the Lesser Performing Reference Asset.

•	Your return may be lower than the return on a conventional debt security of comparable maturity.
•	Owning the Notes is not the same as owning shares of the Reference Assets or the securities represented by the Reference Assets.
•	Payments on the Notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the Notes.
•	There may not be an active trading market for the Notes—Sales in the secondary market may result in significant losses.
•	The initial estimated value of the Notes will be less than the price to the public.
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The initial estimated value of the Notes that will be set forth on the cover page of the pricing supplement for the Notes will be an estimate only, calculated as of the time the terms of the Notes are set.

•	Our business activities may create conflicts of interest.
•	An investment in the Notes is subject to risks associated with specific economic sectors.
•	Owning the Notes is not the same as owning shares of the Reference Assets or the securities represented by the Reference Assets.
•	You must rely on your own evaluation of the merits of an investment linked to the Reference Assets.
•	The Reference Assets and their underlying indices are different.
•
We and our affiliates do not have any affiliation with the investment advisor of any Reference Asset or the sponsor of any underlying index and are not responsible for their public disclosure of information.

•	The policies of the investment advisor of the Reference Assets or the sponsor of the underlying indices could affect the amounts payable on the Notes and their market value.
•	The payments on the Notes are subject to postponement due to market disruption events and adjustments.
The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the terms supplement and the “Risk Factors” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes.  This document is only intended to be read together with the preliminary terms supplement and related documents, which may be accessed here.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.